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                                                Filed Pursuant to Rule 424(b)(3)
                                                     Registration No. 333-118029


                             PROSPECTUS SUPPLEMENT

                      (to Prospectus dated August 20, 2004)

                            JAG MEDIA HOLDINGS, INC.

                                  COMMON STOCK

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This Prospectus Supplement supplements, amends and forms a part of the
Prospectus dated August 20, 2004 relating to an aggregate of 25,066,539 shares of common stock of JAG Media Holdings, Inc.

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                              RECENT DEVELOPMENTS

On June 20, 2002, JAG Media Holdings, Inc. and its then President and Chief Executive Officer, Gary Valinoti, filed a complaint in the 165th District Court of Harris County, Texas against over 150 brokerage firms, alleging, among other things, a conspiracy among the defendants to short sell JAG Media stock. The original lawsuit was subsequently amended on June 24, 2002 and was removed to the United States District Court for the Southern District of Texas. The plaintiffs subsequently filed a motion in the United States District Court for the Southern District of Texas to have the action remanded back to the state court where it was originally commenced. That motion was denied and the action remained in the federal district court. On October 1, 2003, the Court denied various motions to dismiss made on behalf of the defendants. However, in its ruling, the Court indicated that all motions to dismiss could have been granted in light of the defective pleadings made by plaintiffs and allowed plaintiffs 20 days to file an amended complaint to comply with certain pleading requirements of the Court. Plaintiffs filed their third amended complaint within the required period.

After plaintiffs filed their third amended complaint, 78 out of a total of approximately 150 defendants again filed a motion to dismiss the lawsuit. On September 6, 2004, the Court entered an order granting the moving defendants' motion to dismiss the lawsuit, again citing various deficiencies in the pleadings. The Court did not grant the plaintiffs leave to replead.

The Company has met with its attorneys and is currently evaluating with its attorneys its options for recommencing an action against certain defendants and possibly other parties in light of the court's order.

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NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES
COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED THAT THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

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              This Prospectus Supplement is dated October 5, 2004.